Prospects Supplement No. 8	Filed pursuant to Rule 424 (b)(4)
(to Prospectus dated May 30, 2013)	Registration No. 333-187508

125,000 Shares of Series A Convertible Preferred Stock

12,500,000 Shares of Common Stock Underlying the Preferred Stock

Warrants to Purchase up to 6,250,000 Shares of Common Stock and

6,250,000 Shares of Common Stock Underlying the Warrants

ARCA biopharma, Inc.

This prospectus supplement supplements the prospectus dated May 30, 2013 (the “Prospectus”), as supplemented by that certain Prospectus Supplement No. 1 dated July 17, 2013 (“Supplement No. 1”), by that certain Prospectus Supplement No. 2 dated July 19, 2013 (“Supplement No. 2”), by that certain Prospectus Supplement No. 3 dated July 24, 2013 (“Supplement No. 3”), by that certain Prospectus Supplement No. 4 dated July 30, 2013 (“Supplement No. 4”), by that certain Prospectus Supplement No. 5 dated August 6, 2013 (“Supplement No. 5”), by that certain Prospectus Supplement No. 6 dated September 4, 2013 (“Supplement No. 6”), and by that certain Prospectus Supplement No. 7 dated September 23, 2013 (“Supplement No. 7” and together with Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, and Supplement No. 6, the “Supplements”), which form a part of our Registration Statement on Form S-1 (Registration No. 333-187508). This prospectus supplement is being filed to update and supplement the information in the Prospectus and the Supplements with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2013 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus, the Supplements and this prospectus supplement relate to the offer and sale of up to 125,000 shares of Series A Convertible Preferred Stock (“Preferred Stock”) which are convertible into 12,500,000 shares of Common Stock, warrants to purchase up to 6,250,000 shares of our Common Stock and 6,250,000 shares of Common Stock underlying the warrants.

This prospectus supplement should be read in conjunction with the Prospectus and the Supplements. This prospectus supplement updates and supplements the information in the Prospectus and the Supplements. If there is any inconsistency between the information in the Prospectus, the Supplements and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the Nasdaq Global Market under the trading symbol “ABIO.” On October 29, 2013, the last reported sale price of our common stock was $1.53 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus and beginning on page 22 of our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013 before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 29, 2013